Exhibit 10.21

Supplier Quality Agreement

This agreement, effective as of 2021-02-17 (“Effective Date”), is made and entered into by and between Spinal Stabilization Technologies (“Purchaser”), and GFE, LLC (“Supplier”), whose current address is 1 Key Way Cape Neddick, ME 03902. The Purchaser intends to obtain Products and/or Services from the Supplier under the terms and conditions of this Supplier Quality Agreement and the Purchaser’s purchase orders and specifications.

1.	Product: Purchaser components, supplies, or finished devices manufactured or processed by the Supplier.

2.	Service: Work performed by Supplier on behalf of the Purchaser, which if improperly performed, can be reasonably expected to reduce confidence in the Purchaser’s quality system or finished device quality.

3.	Change: Any change in materials, design, processes, procedures, or facilities that may affect the ability of the purchased Product or Service to meet specified requirements.

4.	Quality Assurance Provisions

(a)	Supplier shall supply Products and/or Services and associated records in accordance with an appropriate quality system that conforms with the following criteria (e.g. regulations, standards): _______________

(b)	Supplier shall not subcontract any part of its obligations as defined in this agreement unless prior written agreement is made with the Purchaser.

(c)	Supplier shall allow Purchaser to perform scheduled quality system audits including the review of applicable documents. These audits will be performed at the supplier’s facility when appropriate.

(d)	Supplier shall allow Purchaser regulatory authorities to perform quality system audits at the Supplier’s facility, including the review of applicable documents. This includes audits that may not be scheduled in advance. To facilitate these unannounced audits, the Supplier shall inform Purchaser of work schedules associated with the Purchaser’s Products/Services.

(e)	Product shall be processed and inspected by trained personnel according to Purchaser’s specifications.

(f)	Product manufacturing/testing processes shall be validated by Supplier when requested by Purchaser, and in cooperation with Purchaser. Supplier shall thereafter perform those processes according to the validated process parameters.

(g)	Products shall inspected and accepted/rejected using appropriate methods, calibrated measuring equipment, and statistically valid sampling plans.

(h)	Products shall be traceable to the materials and processes used, and the dates of manufacture.

SOP07-F2	Rev. A (DCO-0005)	Sheet 1 of 2

(i)	Products shall be labeled to ensure proper identification and packed for shipment to provide adequate protection against damage and contamination.

(j)	Supplier shall maintain records associated with the above controls for a minimum of seven (7) years, or shall forward them to Purchaser.

5.	Notification of Changes: Supplier shall inform Purchaser of Changes (see definition above) so that Purchaser may determine whether the changes may affect the Purchaser quality system or finished device quality.

6.	Certificate of Conformance: When required by Purchaser’s specifications, the Supplier shall provide a written Certificate of Conformance and accompanying evidence with each Product/Service delivery.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers or representatives, effective as of the Effective Date.

PURCHASER Representative	SUPPLIER Quality System Management Representative

Signature:	/s/ Brian Dowling	Signature:	/s/ Jake Ganem

Printed Name:	Brian Dowling	Printed Name:	Jake Ganem

Title:	Controller, General Manager	Title:	President/Owner

Forward to Supplier File

SOP07-F2	Rev. A (DCO-0005)	Sheet 2 of 2